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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
February 19, 2002


CHAMPION ANNOUNCES JURY VERDICT IN CIVIL ACTION AGAINST THE COMPANY


Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) On February 16, 2002 a jury verdict was rendered against the Company in a civil action brought against the Company in state court in Jackson, Mississippi.

The plaintiffs in this civil action asserted that the Company and its Dallas Printing Company, Inc. subsidiary had engaged in unfair competition and other wrongful acts in hiring certain of its employees. The jury awarded the plaintiffs $1,745,000 in actual damages and $750,000 in punitive damages.

The Company has been advised that it has no insurance coverage for this award. The Company under Mississippi law has a guaranteed right to appeal. The Company intends to appeal this verdict and has been advised by counsel that it has multiple grounds for an appeal and a reasonable basis for believing that an appeal would be successful.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky), Stationers, Champion Clarksburg, Capitol Business Interiors, Carolina Cut Sheets and Champion Morgantown (West Virginia), The Merten Company and Garrison Brewer
(Ohio), Smith & Butterfield (Indiana and Kentucky), Bourque Printing, Upton Printing, Transdata Systems and Diez Business Machines (Louisiana), Dallas Printing (Mississippi), U.S. Tag (Maryland), Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey), Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

Certain Statements contained in the release, including without limitation statements including the word "believes", "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.


Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492